Exhibit 10.35
TOWN SPORTS INTERNATIONAL
5 PENN PLAZA
NEW YORK, NY 10001
As of December 23, 2008
David M. Kastin
c/o Town Sports International Holdings, Inc.
5 Penn Plaza, 4th Floor
New York, NY 10001
Dear David:
     The purpose of this letter amendment is to amend the letter agreement between you and Town Sports International Holdings, LLC (the “Company”) dated as of July 23, 2007 (the “Letter Agreement”) in a manner intended to bring the Letter Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder. Accordingly, your execution of this letter amendment indicates your agreement to the amendment of the Letter Agreement as set forth below:
     1. The second sentence of the Eighth Paragraph of the Letter Agreement is amended in its entirety to read as follows:
          “In the event of termination of your employment by the Company other than for “cause,” you will be paid severance equal to one year salary at your then current salary payable as set forth in the following paragraph.”
     2. The following paragraphs are added as new paragraphs immediately after the Eighth Paragraph of the Letter Agreement:
          “The severance benefits described in the second sentence of the Eighth Paragraph above (the “Severance Benefits”) shall be paid, minus applicable deductions, including deductions for tax withholding, in equal payments on the regular payroll dates during the one-year period following your termination of employment. This timing of the commencement of benefits is subject to the Thirteenth Paragraph below.
          All Severance Benefits shall be completed by, and no further Severance Benefits shall be payable after, December 31 of the second taxable year following the year in which your termination of employment occurs.
          Your entitlement to the payments of the Severance Benefits described in the Eighth Paragraph shall be treated as the entitlement to a series of separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”).

          For purposes of this offer letter, “termination of employment” shall mean a “separation of service” as defined in Section 409A of the Code and Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder.
          Notwithstanding any other provisions of this offer letter, any payment of the Severance Benefits under this offer letter that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid or payment commenced until six (6) months after the date of your termination of employment (or, if earlier, your death. On the earliest date on which such payments can be commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, you shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.
          It is intended that any amounts payable under this offer letter shall either be exempt from Section 409A of the Code (including Treasury regulations and other published guidance related thereto) or shall otherwise comply with such Section so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provision of this offer letter shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you. Notwithstanding the foregoing, the Company makes no representations regarding the tax treatment of any payments hereunder, and you shall be responsible for any and all applicable taxes, other than the Company’s share of employment taxes on the severance payments provided by the Agreement.”
     3. Effect of this Amendment. Except as set forth herein, the Letter Agreement remains in full force and effect. All references to the Letter shall be deemed references to the Letter as amended by this Amendment.

Sincerely,

		By:	/s/ James Rizzo

Name: James Rizzo
Title: Senior Vice President — Human Resources

Agreed to:	/s/ David Kastin David M. Kastin
Date: December 23, 2008

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